EXHIBIT 99.1

FOR IMMEDIATE RELEASE - April 21, 2006
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Local Banking Veteran to lead Service 1st Bank's new Lodi team.

LODI, Calif. - April 21, 2006

Today, Service 1st Bank announced that Gina Manley has joined the Bank as Vice President and Manager of the Lodi Office. Service 1st Bank's full-service Lodi Office is scheduled to open this summer at 1901 W. Kettleman Lane in the Millsbridge Professional Plaza. A temporary office is now open at 1930 Tienda Drive, Suite 104 (across the parking lot from the permanent location).

Ms. Manley joined the bank several months ahead of Lodi's actual opening in order to familiarize herself with the Service 1st organizational culture, its loan and deposit processes, and to recruit/develop her starting team for Lodi.

According to Service 1st Bank C.E.O., and Lodi resident, Bryan Hyzdu, "Gina is a terrific addition to the Service 1st Bank team. I have been following her banking career since the early 1980s, and have tried to hire her twice before. Fortunately, she said "yes" for the most excellent of the 3 opportunities."

"Service 1st Bank is a unique organization. Its core values of uncompromising integrity, legendary service, pursuit of excellence, and community leadership are what originally caught my attention as a competitor, and ultimately attracted me to become a member of its management team. Service 1st Bank's reputation for delivering exceptional customer service is well proven -- even in Lodi where, until now, the Bank had no office", said Manley.

Gina Manley began her banking career in Lodi in 1975 with Bank of America. Prior to joining Service 1st Bank, Gina was a Vice President/Loan Officer with Central California Bank -- also in Lodi. Ms. Manley is a life-long Lodi resident where she lives with her husband, Bill. They have 2 children ages 26 and 19. She is an active member in the Alpha Delta Chapter of the Omega Nu Sorority.


                             About Service 1st Bank:
                             ----------------------

Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

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                           Forward Looking Statements:

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Information:

Bryan Hyzdu                               Gina Manley
President & C.E.O.                        Vice President/Manager-Lodi Office
Service 1st Bank                          Service 1st Bank
(209) 993-2202                            (209) 327-1688
bhyzdu@service1stbank.com                 gmanley@service1stbank.com

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